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                                   Appendix B

                                Hewitt Associates
                               Annual Fee Schedule
                   For Two Money Market Funds- One Class Each
                                   May 2, 2002

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      Fund Accounting, Custody and Calculation of N.A.V., Transfer Agency,
        Fund Administration, Financial Statement Preparation and Blue Sky

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A.   Fund Accounting, Custody and Calculation of N.A.V., Transfer Agency, Fund
     Administration, Financial Statement Preparation and Blue Sky

     The Annual Fee for Fund Accounting, Custody and Calculation of N.A.V., Transfer Agency, Fund Administration, Financial Statement Preparation and Blue Sky for the two (2) Hewitt Associates Money Market Funds (including two classes per fund) will be charged according to the following schedule. The following schedule is exclusive of transaction costs and out-of-pocket expenses.

                                                     Annual Fee
                                                     ----------
     Annual Fee For Two Funds                         $140,000

     For each additional class added beyond the first two classes(per fund) there will be an annual fee of $28,000 for the above services.

     Blue Sky services, which are to be billed separately from the above, will be billed at an annual rate of $100.00 per permit filed.

B.   Transaction Costs                               Per Transaction
     -----------------                               ---------------
     Incoming Wires                                       5.00
     Outgoing Wires                                       7.00

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                                  Miscellaneous

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A.   Out-of-Pocket

     These charges consist of:
          .    Telephone
          .    Ad Hoc Reporting
          .    TA - Non-current Day Inquiry ($1.00 per inquiry)
          .    Third Party Review
          .    Forms and Supplies

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          .    Printing/Postage/Delivery
          .    Systems Development/Reports/Transmissions
          .    Equipment Rental
          .    Legal costs associated with substantial alterations of IBT's standard agreements

B.   Balance Credits

     We allow use of balance credit against fees (excluding out-of-pocket charges) for collected fund balances arising out of the custody relationship. The monthly earnings allowance is equal to 75% of the 90-day T-bill rate.

C.   Systems

     The details of any systems work required to service this fund will be determined after a thorough business analysis. All systems work, including creating customized reports and establishing systems/communications interfaces with Hewitt, other providers, etc., will be billed on a time and materials basis.

D.   Other

     Assumptions:

     The fee schedule assumes that there will be two (2) classes of shares per fund. Also, this schedule reflects the fact that one fund will declare a distribution daily, and one fund will distribute monthly. Increases in the number of classes or any change in the frequency of distributions will result in an increase in the fees noted above.

     This fee schedule does not reflect the impact, if any, on IBT's processing transactions using FundServe or other NSCC applications. The fees associated with such applications and any related systems development costs will be determined at a later date prior to implementation.

     The above fees will be charged against the funds' custodian checking account five business days after the invoice is mailed to the fund.

     This annual fee schedule is valid for 30 days and assumes the execution of IBT's standard contractual agreements for a minimum term of one (1) year. All charges will be billed monthly. The fee schedule will be effective upon start-up of the fund.

Agreed:


/s/ Anthony Sartori                          /s/ Andrew M. Nesvet
---------------------------------            -----------------------------------
Hewitt Series Trust                          Investors Bank & Trust Company
Name:  Anthony Sartori                       Name:  Andrew M. Nesvet
Title: Treasurer                             Title: Managing Director

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